Exhibit 10.4

NON-COMPETITION AGREEMENT

THIS AGREEMENT made the 15th day of February, 2007,

BETWEEN:

ALLIED NEVADA GOLD CORP., a company incorporated under the laws of Delaware, USA having an address at 1360 Greg Street, Suite 203, Sparks, Nevada, USA

(the “Company”)

AND:

CARL PESCIO, a business person having an address at P.O. Box 5831, Elko, Nevada, USA, 89802

(“Pescio”)

WITNESSES THAT WHEREAS:

A. The Company, Pescio, Janet Pescio and Vista Gold Corp. are parties to an arrangement and merger agreement (the “Arrangement Agreement”) dated as of September 22, 2006.

B. Under the terms of the Arrangement Agreement, the Company will, among other things, acquire the interests of Pescio and his wife, Janet Pescio, in certain Nevada mining properties and related assets.

C. The Company and Pescio are parties to a professional service agreement dated the date hereof (the “Professional Service Agreement”), under which the Company will compensate Pescio for consulting services to the Company commencing on the completion of the transaction contemplated in the Arrangement Agreement.

D. It is a condition to the closing of the transactions contemplated by the Arrangement Agreement that the Company and Pescio enter into this Non-Competition Agreement.

NOW THEREFORE in consideration of Vista and Pescio, among others, entering into the Arrangement Agreement, the respective covenants and agreements set out in this Agreement and other good and valuable consideration given by each party to the other, the receipt and sufficiency of which is hereby acknowledged by each of the parties, the parties covenant and agree as follows:

This Agreement will come into force on the completion of the transaction contemplated by the Arrangement Agreement. If the transactions contemplated by the Arrangement Agreement have not been completed by June 1, 2007 this agreement will be null and void and of no further force and effect.

1. Non-Competition Obligations. Pescio expressly agrees that, for a period of two (2) years from the date this Agreement comes into force, Pescio will not, either alone or in partnership or in conjunction with any other person, firm, association, corporation or other entity, as principal, agent, shareholder, partner, officer, director, investor, consultant, advisor, guarantor, employee or in any other capacity, directly or indirectly, carry on business in the State of Nevada which is the same as, substantially similar to or in any way competitive with the business carried on by the Company, being the acquisition, exploration and development of mineral properties.

Notwithstanding the foregoing provisions, the Company acknowledges that: (a) Pescio is currently a director of Tornado Gold International Corp.; (b) the Company has consented to Pescio’s continued involvement as a director of that corporation; and (c) such involvement shall be deemed not to be a violation of this Section 1.

2. Non-Solicitation Obligation. For a period of two (2) years from the date this Agreement comes into force, Pescio will not, directly or indirectly, solicit or entice any of the following individuals or entities to cease, terminate or materially reduce their respective relationship with the Company or any affiliate of the Company (collectively, the “Corporate Group”) (a) any executive, manager, employee or representative of the Corporate Group (or any one or more of them); (b) any contractor or supplier of the Corporate Group (or any one or more of them); (c) any customer or client of the Corporate Group (or any one or more of them); or (d) any active prospective customer or client of the Corporate Group (or any one or more of them) that was contacted by the Corporate Group in the 6 month period immediately prior to the date hereof.

3. Reasonable Restrictions. Pescio acknowledges that all the restrictions contained in this Agreement are reasonable, necessary and valid including, without limitation, the time and geographic limitations specified in this Agreement, and Pescio hereby waives all defences to the strict enforcement thereof by the Company.

4. Livelihood. Pescio hereby represents to the Company that the observance of the terms of this Agreement will not deprive Pescio of his ability to earn a livelihood.

5. Injunctive Relief. Pescio acknowledges and agrees that a violation of any of the covenants contained in this Agreement by Pescio will cause irreparable harm or damage to the Company, the exact amount of which would be impossible to ascertain, and for this reason, among others, the Company will be entitled to obtain injunctive relief restraining any further violations of such covenants, without the necessity of providing any undertaking as to damages or meeting any requirements for security. Pescio hereby also acknowledges and agrees that, in the event of a violation of any of the covenants contained in this Agreement by Pescio, an injunctive or restraining order is a reasonable and proper remedy. The right of the Company to any injunction or other equitable relief under this Section 5 is in addition to, and not a limitation of, any other rights or remedies that the Company may have against Pescio.

6. Prohibition Against Assignment. This Agreement is personal in nature and may not be assigned by Pescio and any such purported assignment by Pescio will be void and of no effect as regards the Company.

7. Entire Agreement. With the exception of the Arrangement Agreement and the Professional Service Agreement, this Agreement contains the entire agreement among the parties relating to the subject matter hereof, and it supersedes, terminates and cancels any and all prior expectations, understandings, communications, representations and agreements, whether written or oral, among the parties relating to the subject matter of this Agreement.

8. Amendments. This Agreement may not be altered or modified except by agreement in writing signed by the parties.

9. Further Assurances. Each of the parties will, from time to time, execute and deliver all such other documents and instruments and do all acts and things as the other parties may reasonably require to effectively carry out, perfect, or better evidence the full intent of this Agreement.

10. Non Waiver. No waiver by either party of any breach of a provision of this Agreement will be deemed to be a waiver of any other breach of this Agreement.

11. Severability. Pescio acknowledges that each provision of this Agreement is a separate and distinct covenant and if any covenant or provision herein is determined to be unreasonable, void, voidable or unenforceable, in whole or in part, by a court of competent jurisdiction, such determination will not affect or impair, and will not be deemed to affect or impair, the validity of any other covenant or provision of this Agreement, and each covenant and provision of this Agreement is hereby declared to be separate, severable and distinct. Pescio hereby also recognizes and agrees that if any of the capabilities, activities, periods of time or geographic areas set forth in this Agreement are considered by a court of competent jurisdiction to be unreasonable, void, voidable or unenforceable, the parties agree that such court will have the parties’ full authority to limit such capabilities, activities, periods of time or geographic areas to such capabilities, activities, periods of time or geographic areas that the court determines to be reasonable, valid and enforceable in the circumstances.

12. Governing Law. This Agreement will, in all respects, be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the State of Nevada.

13. Succession. This Agreement will ensure to the benefit of and be binding upon the parties, and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

14. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have duly executed and delivered this Agreement as of the date first set out above.

ALLIED NEVADA GOLD CORP.

By:	/s/ Scott A. Caldwell, President
Authorized Signatory

SIGNED, SEALED AND DELIVERED	)
by CARL PESCIO in the presence of:	) ) )
/s/ Annette E.F. Dueck	)	/s/ Carl Pescio
Signature of Witness	) )	CARL PESCIO
Annette E.F. Dueck	)
Name of Witness (please print))